Contact:	Robert E. Rout Senior Executive Vice President, Chief Financial Officer and Secretary 724-465-1487

TO BE RELEASED:
Monday, April 18, 2005
at 10:00 a.m.

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced net income of $13.8 million or $0.51 diluted earnings per share for the quarter ended March 31, 2005, compared to net income of $13.0 million or $0.48 diluted earnings per share for the first quarter of 2004. Net income and diluted earnings per share increased 7 percent and 6 percent, respectively.

Annualized return on average equity for the quarter ended March 31, 2005 was 15.86 percent, as compared to 15.24 percent in the year ago quarter and 16.07 percent for the full year 2004. Annualized return on average assets was 1.87 percent in the quarter ended March 31, 2005, compared with 1.79 percent for the first quarter of 2004 and 1.83 percent for the full year 2004.

James C. Miller, chairman and chief executive officer commented, "I am pleased to report another solid performance by S&T this quarter. Our people continue to do a good job of meeting the challenges presented by the current interest rate environment, economic uncertainties and intensifying price competition. Especially encouraging is the progress we continue to achieve in strategic initiatives concerning core deposit generation, fee-based services and retail branch expansion. Commercial lending continues to be a high growth area for us while concentrating on maintaining good asset quality."

Net interest income on a fully taxable equivalent basis increased by $1.3 million, or 5 percent, to $28.3 million for the first quarter of 2005, as compared to the same period of 2004. The net interest margin on a fully taxable equivalent basis was 4.08 percent, 4.05 percent and 3.98 percent for the quarters ending March 31, 2005, December 31, 2004 and March 31, 2004, respectively. Rising short-term interest rates have been beneficial to S&T's asset sensitive balance sheet. That benefit was somewhat muted by a flat yield curve in the current interest rate environment. Also affecting the first quarter year to year comparisons was a $0.3 million improvement in delinquent interest collections.

Earning assets have increased $64.6 million over the past 12 months primarily driven by a $160.8 million or 10 percent increase in commercial lending. Partially offsetting this growth was a $26.0 million decline in consumer and residential mortgage loans primarily as a result of participating more actively in the origination of residential mortgages for sale into the secondary markets and a slowdown in overall consumer loan activity. Investment securities were reduced by $70.1 million over the same 12-month period as the risk/reward opportunities for leveraging activities have been significantly reduced by a flat yield curve.

Deposits increased $191.6 million, or 10 percent, during the 12-month period, providing core funding for loan growth and a $118.9 million reduction of borrowings. Miller added, "Core deposit growth has been an important strategic initiative for us through the expansion of retail facilities, providing cash management services to commercial customers and the ongoing enhancements to deposit products and delivery services such as electronic banking. Especially pleasing is the success of our Green Plan savings account which has grown to $240.9 million since its introduction in August 2004. The Green Plan account is indexed to the Federal Reserve fed funds rate and compliments our asset sensitive balance sheet and growing portfolio of variable rate loans very well from an asset/liability management perspective."

During the past 12 months, S&T has opened new or expanded existing branch facilities in the Altoona, Greensburg, Latrobe, Ford City and Leechburg markets. Several new facilities are also planned for the upcoming year.

Noninterest revenue, excluding investment security gains, increased $0.5 million or 8 percent for the first quarter of 2005 as compared to the year ago quarter. Insurance revenue, primarily driven by stronger sales volume and the acquisition of Bennett Associates, Inc. and Cowher-Nehrig & Company insurance agencies during the first quarter of 2005, increased $0.3 million during the same period. Wealth management revenues, debit and credit card income, and letters of credit fees also all increased during the first quarter of 2005 as compared to the first quarter of 2004.

Investment security gains for the first quarter of 2005 were $1.7 million, an increase from the $1.5 million for the same period of 2004, as a result of better market opportunities for the equity securities portfolio of S&T and $0.6 million of gains recognized from the fair market value adjustment on a bank equity holding as a result of a merger. The equity securities portfolio has a market value of $70.4 million and net unrealized gains of $23.6 million as of March 31, 2005, as compared to $70.2 million and $27.8 million, respectively, at March 31, 2004.

Noninterest expense increased $1.3 million or 9 percent for the first three months of 2005, as compared to the 2004 period. Part of the increase is staff related as a result of the effects of year-end merit increases, higher medical plan costs and the addition of 15 full-time equivalent staff to implement new strategic initiatives and retail facilities. Occupancy, equipment and other expense increased $0.8 million during the quarter as a result of several facility restructurings and additions which included the loss on the sale of an obsolete branch building, the donation of another branch to a local municipality, the write-off of leasehold improvements in a vacated leased office and the addition of five new branches. In addition, S&T recently renegotiated a shorter lease term for existing headquarter facilities in anticipation of the construction of a new building targeted for completion in the third quarter of 2006. The efficiency ratio, which measures noninterest expense to noninterest income, excluding security gains, plus net interest income on a fully taxable equivalent basis, was 45 percent for the quarter ended March 31, 2005 as compared to 43 percent at March 31, 2004.

The allowance for loan losses was 1.48 percent of total loans at the end of the first quarter of 2005 as compared to 1.50 percent at March 31, 2004. Nonperforming assets decreased to $8.9 million or 0.29 percent of total assets at March 31, 2005 as compared to $14.8 million or 0.50 percent of total assets at March 31, 2004.

Net loan charge-offs for the first quarter of 2005 were $0.7 million or 0.13 percent of average loans as compared to $0.3 million or 0.06 percent of average loans for the quarter ended March 31, 2004. Included in this quarter's net charge-off activity is a $0.6 million recovery for proceeds received from a United States Department of Agriculture guarantee during the quarter on a previously charged-off hotel loan. No additional exposure remains for this credit. The most significant charge-off for the quarter was $1.1 million for a manufacturing company that entered into bankruptcy protection and was previously considered in the analysis for adequacy of the allowance for loan losses. $1.1 million of credit exposure remains for this relationship, but management believes the future cash flows and collateral values will be sufficient to recover this credit exposure. The provision for loan losses was $0.8 million for the first quarter of 2005, as compared to $1.5 million during the same period last year.

Miller added, "Asset quality is a cardinal commitment at S&T, and we continue to be very aggressive in dealing with potential problem loans. Asset quality is especially important since our commercial lending niche continues to be a high growth component of our relationship banking strategy."

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.28 per share on March 21, 2005 which is payable on April 25, 2005 to shareholders of record as of April 1, 2005. This dividend represents an 8 percent increase over the $0.26 per share quarterly dividend declared a year ago and a 3.2 percent projected annual yield utilizing the March 31, 2005 closing market price of $35.40. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program in 2005 of up to 1 million shares, or approximately 4 percent of shares outstanding. During 2005, S&T has repurchased 115,000 shares through this program at an average cost of $36.21 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.